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                                                                  Donna Alston
                                                      Director, Communications
                                                                  610.645.1095
FOR RELEASE: February 3, 1998

             PHILADELPHIA SUBURBAN RENEWS SHAREHOLDER RIGHTS PLAN

         BRYN MAWR, PA, February 3 -- Philadelphia Suburban Corporation (PSC/NYSE) announced today that its Board of Directors has approved a new Shareholder Rights Plan (the "Plan") to replace the Plan it originally adopted in February 1988, which is due to expire March 1, 1998.

         The Plan is designed to insure that all PSC shareholders receive fair value for their Common Shares in the event of any proposed takeover of PSC and to guard against the use of partial tender offers or other coercive tactics to gain control of PSC without offering fair value to PSC's shareholders.

         In connection with the adoption of the new Plan, the Company declared a distribution on its shares of Common Stock (the "Common Stock") of Preferred Share Purchase Rights (the "Rights") to shareholders of record on March 1, 1998. Shareholders will not immediately receive certificates for the Rights, but the Rights will become part of each Common Share.

         Each Right will entitle the holder to buy 1/1,000 of a share of Series A Junior Participating Preferred Shares of PSC (the "Preferred Shares") at an exercise price of $90.00. Each Preferred Share fraction is designed to be equivalent in voting and dividend Rights to one Common Share. The new Plan, which expires March 1, 2008, is substantially the same as the current plan except that the beneficial ownership threshold that would trigger exercisability of the Rights to purchase shares of the Company's Common Stock will be 20 percent of the Company's outstanding Common Stock.


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         A detailed summary of the terms of the new Plan is contained in a
Form 8-K which is being filed by the Company with the Securities and Exchange Commission.

         PSC, which is listed on the New York Stock Exchange under the ticker symbol "PSC," is the third largest investor-owned water utility (by market capitalization) and serves approximately 900,000 residents in 94 municipalities in Delaware, Montgomery, Chester and Bucks Counties in southeastern Pennsylvania.